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                                                                   EXHIBIT 10.65


Ademco Agreement.doc



                                SUPPLY AGREEMENT

      THIS AGREEMENT, made and entered into as of the 28th day of December, 1999, is by and between Alarm Device Manufacturing Company ("Ademco"), a division of Pittway Corporation, a Delaware corporation ("Pittway"), and Lifeline Systems, Inc., a Massachusetts corporation ("Lifeline").

      WHEREAS, Lifeline is engaged in the manufacture of personal emergency response communications and related products and the rendering of monitoring services related to such products;

      WHEREAS, Lifeline has decided to cease the internal manufacture of its personal emergency response communications products; and

      WHEREAS, Ademco is willing to supply Lifeline with such personal emergency response communications products, on the terms and conditions hereafter set forth;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ademco and Lifeline, intending to be legally bound, hereby agree as follows:

      1. Term. The term of this Agreement (the "Term") shall commence upon the date hereof and, unless earlier terminated in accordance with Section 13, shall continue until such date as of which it shall be terminated either (i) by Ademco, upon not less than one year's prior written notice to Lifeline given not earlier than the first anniversary of the date on which Ademco first ships any Product (as defined below) to Lifeline in fulfillment of an order placed under this Agreement or (ii) by Lifeline, upon not less than 180 days' prior written notice to Ademco.

      2. Products and Services; Specifications.

            (a) The products to which this Agreement relates are those listed on Exhibit A hereto on the date of this Agreement (the "Initial Products") and such other products relating to Lifeline's personal emergency response business as may be added to Exhibit A from time to time as hereinafter provided, if any (the "Future Products") (the Initial Products and the Future Products being referred to individually as a "Product" and collectively as the "Products").

      If Lifeline desires to add to Exhibit A a product relating to its personal emergency response business, it shall propose such addition to Ademco in writing, which proposal shall include Lifeline's proposed Specifications for such product. Ademco may decline to add such product to Exhibit A if either (i) after giving effect to such addition, the number of Future Products added to Exhibit A during the period of 18 months then ended would exceed five, or (ii) in Ademco's reasonable judgment, the addition of such product would adversely impact Ademco in terms of its increased exposure to product liability claims, its exposure to breach of
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contract claims, its financial condition or its reputation; but Ademco may not decline to add such product to Exhibit A on the basis of anticipated small production runs or low sales volume of such product. Ademco shall notify Lifeline in writing within 30 days after its receipt of such a proposal whether Ademco agrees to add the proposed product to Exhibit A. If Ademco declines, such notice shall include Ademco's basis for declining and, if such basis is solely the particulars of the Specifications proposed by Lifeline, its objections to such proposed Specifications. Ademco and Lifeline shall attempt in good faith to resolve any such objections to the inclusion of such product on Exhibit A within 30 days after Ademco's delivery of such notice.

      Notwithstanding the preceding paragraph, in the event that Lifeline proposes to add to Exhibit A a product consisting of an RF smoke detector (and unless Ademco declines to add such product to Exhibit A pursuant to this Agreement), Ademco shall use commercially reasonable efforts to procure the components necessary for it to be able to manufacture such product; but in the event it is unable to procure such components, it shall have no obligation hereunder with respect to such product.

      For purposes of this Agreement, a product shall be treated as a different Product rather than an enhanced or derivative form of a then-existing Product only if its "look and feel" differs from any then-existing Product or it contains functions, features or performance characteristics, or a combination thereof, materially different from those in any then-existing Product.

            (b) Each Product purchased and sold pursuant to this Agreement shall be manufactured, labeled and packaged by Ademco in accordance with the applicable specifications (including configurations, communications protocols and radio frequency signaling protocols, labeling and packaging requirements) set forth from time to time in Exhibit B attached hereto (the "Specifications"). The Specifications shall not be modified or amended without the express written consent of Ademco and Lifeline. Ademco shall not substitute Product components set forth in the Specifications without the prior written consent of Lifeline.

            (c) Ademco shall not utilize any subcontractor or other vendor in connection with the manufacture of any of the Products without the approval of Lifeline in writing. Exhibit C hereto lists the subcontractors and other vendors initially approved by Lifeline. Ademco shall not change any such subcontractor or other vendor without the prior written consent of Lifeline; but in the event any such subcontractor or other vendor ceases doing business or ceases doing business with Ademco, Lifeline shall not unreasonably delay approval of a substitute. Lifeline may direct Ademco in writing to utilize a particular subcontractor or other vendor for a particular purpose; provided that if Ademco objects to such utilization Lifeline shall reimburse Ademco for all its additional costs resulting from such utilization (including without limitation additional inspection, freight and component costs and costs associated with changing Ademco's manufacturing process(es) or with increased scrap). A change in, or direction of, a subcontractor or other vendor pursuant to this Section 2(c) shall not affect Lifeline's obligations with respect to any Product or component therefor manufactured or obtained by Ademco prior to the effectiveness of such change or direction. In the event a change or direction related to a Product results in Lifeline ceasing to have requirements for the Product in its form prior thereto, Lifeline shall promptly purchase from Ademco all of Ademco's then inventory of such Product in such form and components therefor, in each case other than any such inventory for which Ademco is at risk pursuant to
Section 3(c).


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            (d) Ademco agrees to provide Lifeline, in a reasonably prompt manner, with the following services: (i) technical support and design services for printed circuit board layouts, (ii) design of production test methods, fixtures and procedures, (iii) mechanical design of production tooling, including tooling for molded plastic parts, (iv) procurement and supervision of the fabrication of production tooling and (v) submission, management and oversight of testing for all regulatory and safety approvals specified by Lifeline pursuant to Section 11(a), all as reasonably required by Lifeline from time to time. Ademco's engineering resources will also assist Lifeline in resolving any issues that arise during a Product's qualification process. Lifeline will reimburse Ademco for its reasonable out-of-pocket costs in providing such services, other than costs for its internal usage of facilities, equipment or labor.

            (e) Ademco agrees to fabricate for Lifeline, in a reasonably prompt manner, all circuit assemblies, feasibility models and prototypes for, and pilot quantities of, enhancements to or derivatives of existing Products being considered from time to time by Lifeline as well as products being considered from time to time by Lifeline for proposal as Future Products pursuant to
Section 2(a), provided that the number of such latter products shall not at any time exceed five, and provided further that the foregoing is subject to Ademco's right to decline to add different products as provided in Section 2(a). Ademco's related costs of components, subcontractor or vendor setup charges, prototype tooling and fixtures and, in the case of such latter products, non-overhead related direct costs, including but not limited to actual, direct labor, will be paid by Lifeline. In the case of such a latter product that becomes a Future Product, such costs shall be deemed to be a manufacturing cost which shall be included in the calculation of the price paid by Lifeline to Ademco for such Future Product. In each other case, such costs shall be paid to Ademco by Lifeline upon demand.

            (f) Ademco will work cooperatively with Lifeline on initiatives that focus on cost reductions to and performance and reliability improvements of the Products. During the product design process, Ademco's engineering personnel will review design approaches with Lifeline's engineering personnel and recommend any changes or implementations that Ademco's engineering personnel believe will improve production yields, reduce product cost or improve reliability.

            (g) Ademco acknowledges that nothing in this Agreement shall give Ademco any rights in any Product or Product feature or the design thereof, or in any intellectual property rights therein, or in any regulatory approval or grant for any Product (including listing, certification, registration or other), or in any patent, trademark, trade dress or name of Lifeline used by Ademco in implementing the labeling and packaging thereof or otherwise. Without limiting the foregoing, Ademco acknowledges the importance to Lifeline of its proprietary information and of Lifeline's need to share information with Ademco about prospective Future Products and enhancements, including in the early stages of development of those Products or enhancements. Accordingly, in order to enable Lifeline to protect its intellectual property rights, and to avoid the inadvertent disclosure or misuse of Lifeline's proprietary information, Ademco agrees that during the term of this Agreement and for a period of five years thereafter, (i) it shall not offer or provide, directly or indirectly, personal emergency response monitoring services (except on an interim basis in connection with loan defaults by dealers); (ii) neither it nor Ademco Distribution, Inc. shall knowingly sell personal emergency response products directly to end users, hospitals, assisted living facilities or health care agencies or to distributors primarily


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engaged in sales of health care products; and (iii) it shall not design for any third party (including without limitation any affiliate or other division of Pittway) personal emergency response products that include any feature that it and Lifeline agree in writing (such agreement not to be unreasonably withheld) constitutes a unique feature of Lifeline products (in relation to personal emergency response products generally).

      3. Scheduling/Shipment.

            (a) Simultaneously with the execution and delivery of this Agreement, Lifeline is delivering to Ademco a schedule of Lifeline's anticipated requirements for each Initial Product for each of the twelve consecutive months beginning with December 1999, including with respect to December 1999 the respective anticipated delivery dates, destinations and standard configurations for such requirements. The requirements, delivery dates, destinations and standard configurations set forth therein for December 1999 constitute non-cancelable orders by Lifeline which have been accepted by Ademco.

            (b) No later than the fifteenth (15th) day of December 1999 and of each succeeding month, Lifeline shall deliver to Ademco a schedule of Lifeline's anticipated requirements for each Product for each of the succeeding twelve consecutive months, including with respect to the first such month the respective anticipated delivery dates, destinations and standard configurations for such requirements. Upon delivery of each such schedule to Ademco, the requirements, delivery dates, destinations and standard configurations set forth therein for the first month covered by such schedule shall constitute non-cancelable orders by Lifeline. Such non-cancelable orders shall be accepted by Ademco to the extent the quantity of each Product covered by such orders does not exceed the sum of (i) Lifeline's anticipated requirements for such Product for such first month set forth in the schedule delivered by Lifeline pursuant to this Section 3 during the fourth month preceding such first month (or, if such first month is prior to April of 2000, in the schedule delivered by Lifeline pursuant to (a) above) and (ii) the safety stock inventory of such Product on hand at Ademco at the time of delivery of such orders. Ademco may accept, but shall not be required to accept, some or all of the non-cancelable orders for any excess.

            (c) Ademco shall manufacture Products, and manufacture or obtain spare parts, to meet Lifeline's anticipated requirements for the succeeding three months. In addition, Ademco shall build as promptly as practicable, and thereafter for the Term shall use commercially reasonable efforts to maintain, in each case consistent with fulfilling non-cancelable orders for Products that Ademco has accepted, a safety stock inventory of finished Product and components therefor that for each Product is between the minimum and maximum safety stock levels then applicable to such Product. The initial minimum and maximum safety stock levels for each Initial Product are set forth on Exhibit A. Lifeline may adjust such levels from time to time during the months of December 1999, January 2000 and February 2000, but the aggregate increase in any such initial level resulting from such adjustments may not exceed 10% of such initial level. For each calendar month subsequent to February 2000, the maximum and minimum levels for an Initial Product shall be as specified by Lifeline but in no event greater than 125% of the averages of the minimum and maximum levels for such Initial Product during the preceding three calendar months, respectively. The maximum and minimum safety stock levels for each Future Product for the first three months it is a Product


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shall be established by the parties at the time such Future Product becomes a
Product, and thereafter shall be determined in a manner corresponding to that applicable to an Initial Product. Ademco will at Lifeline's request provide Lifeline with access to information regarding the safety stock levels on hand from time to time. Any Ademco inventory of any Product or component in excess of that manufactured and/or obtained by Ademco as contemplated in this Section 3(c) shall be at Ademco's risk in the event of the termination of this Agreement or a change (including without limitation a change resulting from an engineering change pursuant to Section 10(a)) in Lifeline's anticipated requirements for which orders have not been accepted at the time of such change.

            (d) Ademco shall ship Products for which orders are accepted pursuant to (a) or (b) above on shipment dates reasonably anticipated to result in deliveries within one day (plus or minus) of the delivery dates designated by Lifeline therefor. All freight costs shall be borne by Lifeline; provided, however, that Ademco shall bear the cost of any incremental shipping and related charges incurred in order to expedite late deliveries by Ademco.

            (e) All shipments shall be by common carrier designated by Lifeline, FOB Syosset, New York or El Paso, Texas, directed to such Lifeline facilities as are specified by Lifeline. Risk of loss of Products so shipped shall pass to Lifeline upon Ademco's delivery thereof to the common carrier. Ademco shall insure such shipments, at Lifeline's expense, as reasonably required from time to time by Lifeline.

      4. Pricing.

            (a) Subject to the succeeding provisions of this Section 4, the per unit prices (FOB Syosset, New York or El Paso, Texas) payable by Lifeline for Products shipped during the Term (i) for each Initial Product, shall be the price for such Initial Product set forth on Exhibit D attached hereto, and (ii) for each Future Product shall be set so as to give Ademco a twenty-four percent (24%) gross margin with respect to such Future Product, as negotiated in good faith by Lifeline and Ademco at the time such Future Product is set forth on Exhibit A.

            (b) For orders accepted by Ademco in any year ended on an anniversary of the date hereof, the per unit price set forth on Exhibit D for each of the Initial Products which is not a pendant or personal help button is premised on Lifeline's placing orders during such year for at least 85% of the aggregate of the minimum yearly numbers of such Products set forth on Exhibit D. For orders accepted by Ademco in any year ended on an anniversary of the date hereof, the per unit price set forth on Exhibit D for each of the Initial Products which is a pendant or personal help button is premised on Lifeline's placing orders during such year for at least eighty-five percent (85%) of the aggregate of the minimum yearly number of such Products set forth on Exhibit D. For purposes of calculating the total number of units of a Product for which orders have been accepted in any such year, orders accepted for all enhanced forms of such Product shall be included in the total for such Product. In the event the premise set forth in this Section 4(b) underlying the price for orders of a particular Product accepted by Ademco during any such year is not satisfied (other than as a result of the termination of this Agreement (i) by Ademco pursuant to Section 1(i) or (ii) by Lifeline pursuant to Section 13 or 17(b)), the parties shall promptly negotiate in good faith a retroactive increase in such price for such orders and Lifeline shall promptly thereafter pay the increase to Ademco.


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            (c) The per unit price for each Initial Product payable by Lifeline to Ademco as set forth on Exhibit D shall be reduced by 50% of any net reduction in the cost of labor, material or overhead involved in its manufacture that is realized by Ademco in such manufacture. The per unit price for each Future Product payable by Lifeline to Ademco as set pursuant to (a) above shall be reduced by 50% of any net increase above 24% in the gross margin with respect to such Future Product achieved by Ademco on account of any reduction in the cost of labor, material or overhead involved in its manufacture that is realized by Ademco in such manufacture.

            (d) Following the second anniversary of the date hereof, the per unit price payable by Lifeline for any Initial Product shall be increased, on a full pass-through basis, to reflect any net increase in Ademco's delivered out-of-pocket cost (for a given volume of purchases) for any components or other materials used in manufacture thereof above the base cost therefor set forth on Exhibit E; provided that Ademco provides Lifeline with reasonable prior written notice and evidence supporting such cost increases.

            (e) Prices for the Products are also subject to increase as provided in Sections 10 and 11.

            (f) Shipments shall be invoiced by Ademco no earlier than when such shipments are made. Payment of each invoice shall be due in full at Ademco within 30 days after the Products covered by the shipment are received by Lifeline. Amounts not paid when due shall bear interest at the rate of twelve percent (12%) per annum (or, if less, the maximum rate permitted by law) from the due date until paid. There shall be no discount for early payment.

      5. Equipment and Tooling/Spare Parts.

            (a) Promptly following the execution and delivery of this Agreement, Lifeline and Ademco (i) shall review Lifeline's testing equipment that is unique to the Initial Products and Lifeline shall identify any of such testing equipment that exceeds Lifeline's needs for its own testing of Products and (ii) shall review Lifeline's tooling and molds that are unique to the Initial Products (whether located at Lifeline or one of its suppliers) and Lifeline shall identify any of such tooling and molds that exceed Lifeline's needs for a reserve for its own potential rework of Products. Within 10 days after Ademco's request therefor, Lifeline shall deliver or cause to be delivered to such Ademco facility as Ademco may direct all testing equipment, tooling and molds so identified that are desired by Ademco. Title to such testing equipment, tooling and molds, free and clear of all liens or other encumbrances other than the provisions of (c) below, shall pass to Ademco upon such delivery. Ademco shall be responsible for the cost of all such transportation. In addition, by written notice given by Ademco to Lifeline within twenty (20) days after the date of this Agreement, Ademco shall have the right to purchase the surface mount and wave soldering equipment used by Lifeline in connection with the manufacture of the Initial Products, at a price, payable in cash, equal to the fair market value thereof, as agreed to in good faith by Lifeline and Ademco. Any such equipment which Ademco elects to purchase shall be delivered, and the cost of such delivery shall be borne, in the same manner as provided above with regard to testing equipment.


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            (b) To the extent that, consistent with Ademco's customary manufacturing and testing practices or otherwise necessary for Ademco to meet its obligations under this Agreement, Ademco reasonably requires additional testing equipment, tooling or molds which are unique to any Products, Ademco shall obtain or produce the same. To the extent that, consistent with Lifeline's customary testing practices, Lifeline reasonably requires testing equipment for its own internal testing of Products supplied to it by Ademco hereunder, Ademco shall, following at least 60 days' prior written request from Lifeline, obtain or produce the same. In the case of testing equipment, tooling or molds for an Initial Product, the expense therefor shall be incurred by Ademco for its own account. In the case of testing equipment, tooling or molds for a Future Product, the expense therefor shall be initially incurred by Ademco, but such expense shall be deemed to be a manufacturing cost which shall be included in the calculation of the price paid by Lifeline to Ademco for such Future Product, assuming that such cost is amortized over the expected sales of such Future Product during a period agreed upon by the parties, not to exceed three years. In the event this Agreement terminates or a Future Product is discontinued before the costs of such testing equipment, tooling and molds are fully amortized, Lifeline will be liable for (i) in the event of a termination of this Agreement, the remaining balance of all unamortized costs, or (ii) in the event of the discontinuance of a Future Product, the remaining balance of the unamortized cost relative to such Future Product. Notwithstanding the foregoing, in no event shall Ademco be required to incur expense pursuant to this Section 5(b) with respect to Future Products if the sum of such expense and any unamortized balance of costs previously so incurred exceed $250,000 (provided that in any such event, Lifeline may incur a portion of such expense directly to reduce the portion to be incurred by Ademco).

            (c) Ademco shall use such care with respect to the testing equipment, tooling and molds delivered by Lifeline pursuant to Section 5(a) or for which Lifeline ultimately bears the expense pursuant to Section 5(b) as it uses with respect to its other testing equipment, tooling and molds of similar kinds, and shall be responsible for the normal maintenance and repair thereof. Ademco may from time to time dispose of any or all of the same as it becomes worn out or obsolete, after 90 days' prior written notice to Lifeline of Ademco's intent to do so, unless Lifeline requests that any such equipment, tooling and/or molds be delivered to it. Ademco shall promptly transfer to Lifeline title and possession to all such testing equipment, tooling and molds and any replacements thereof not so disposed of, free and clear of all liens or other encumbrances, (i) relating to any Initial Product, upon the termination of this Agreement or upon the discontinuation of such Initial Product, as applicable, and (ii) relating to any Future Project, upon the termination of this Agreement or upon the discontinuation of such Future Product, as applicable, and the payment by Lifeline of the unamortized costs of the testing equipment, tooling and molds, if any. Each such transfer shall be on an "as is, where is" basis. Within 10 days after the relevant event, Ademco shall deliver or cause to be delivered to such Lifeline facility as Lifeline may direct the testing equipment, tooling and molds to which such event relates. Lifeline shall be responsible for the cost of such transportation.

            (d) Except as expressly set forth above, Ademco shall maintain and adapt as necessary, at its own cost, the equipment and other materials, including testing equipment, tooling and molds, required to fulfill its manufacturing and testing obligations under this Agreement. The foregoing shall include the rework of tooling to adapt to Ademco's (or its suppliers') equipment, the testing of tooling in its new environment and the certification or recertification of tooling at its location of use.


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            (e) Ademco agrees at its expense to design, document, construct, maintain and verify all test, assembly and calibration fixtures and procedures that are required by it for the construction and testing of all Product assemblies, final assemblies and component parts. Lifeline will make available to Ademco all documentation and know-how owned by it or which it is otherwise permitted to share with Ademco regarding Lifeline's current test fixtures and procedures.

            (f) In order to promote correlation of final assembly test processes, Ademco shall construct, deliver and maintain at Lifeline's principal executive office a duplicate set of final test fixtures, software and procedures which may be used by Lifeline for acceptance testing. All costs incurred by Ademco in connection therewith shall be borne by Ademco, except that all such costs related to any Future Product (with internal construction labor deemed to cost $30 per hour) shall be included in the calculation of the price paid by Lifeline to Ademco for such Future Product assuming such cost is amortized over the expected sales of such Future Product during a period agreed upon by the parties, not to exceed three years. In the event this Agreement terminates or a Future Product is discontinued before all such costs are amortized, Lifeline will be liable to Ademco for the remaining balance of (i) all such costs which have not then been amortized, in the event of a termination of this Agreement, or (ii) in the event of discontinuance of a Future Product, such costs with respect to such Future Product which have not been amortized. The test software and procedures delivered to Lifeline shall be the sole and exclusive property of Ademco and of a confidential nature, and Lifeline shall use such software and procedures, and shall not disclose any of them to any third party, on the same basis that Ademco agrees in Section 6(b) to use and not disclose the know-how provided to Ademco by Lifeline; provided, however, that upon the termination of this Agreement or the discontinuation of a Future Product, title to the test fixtures, software and procedures shall be transferred to Lifeline. Ademco also agrees to supply to Lifeline from time to time, for the cost of purchased and custom fabricated parts, any and all fixtures requested by Lifeline that are required to sustain Lifeline's repair and rework activities related to Products.

            (g) To the extent on hand and not required by Ademco for the performance of its obligations under this Agreement, Ademco agrees to sell Lifeline such spare parts for the Products as Lifeline may request from time to time. Ademco also agrees to order for sale to Lifeline such additional spare parts for the Products as Lifeline may request from time to time. Ademco agrees to pass through to Lifeline to the extent permitted by Ademco's suppliers of such spare parts any warranties thereon by such suppliers. Ademco agrees to price such spare parts at prices equal to Ademco's costs therefor. Ademco agrees to provide to Lifeline from time to time upon Lifeline's request a summary of the then current costs to it of all component parts of Products, as well as of all additional parts then being used by Ademco in its manufacturing of Products. The cost information provided to Lifeline by Ademco shall be the sole and exclusive property of Ademco and of a confidential nature, and Lifeline shall use such information, and shall not disclose any of such information to any third party, on the same basis that Ademco agrees in Section 6(b) to use and not disclose the know-how provided to Ademco by Lifeline. SALES OF SPARE PARTS PURSUANT TO THIS SECTION 5(g) SHALL BE WITHOUT WARRANTY FROM ADEMCO OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.


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      6. Know-how.

            (a) Lifeline shall promptly disclose to Ademco all of the know-how owned by or licensed to Lifeline that is currently used by Lifeline or its suppliers in the manufacture of the Initial Products and that is necessary for Ademco to perform its responsibilities under this Agreement.

            (b) The know-how provided to Ademco by Lifeline pursuant to this Agreement shall be the sole and exclusive property of Lifeline and of a confidential nature, and Ademco shall use such know-how solely in connection with this Agreement and shall not disclose any of such know-how to any third party other than a subcontractor or other vendor approved in writing by Lifeline (including without limitation any affiliate or other division of Pittway) without the prior written consent of Lifeline. The foregoing shall not, however, apply to any such know-how that: (i) is already known to Ademco at the time it is provided to Ademco by Lifeline (other than pursuant to an obligation of confidentiality to Lifeline or as a result of Ademco's breach of any legal obligation to Lifeline); (ii) is at such time generally known to and available for use by the public, or thereafter becomes generally known to and available for use by the public other than as a result of Ademco's acts or omission to act; (iii) is received by Ademco from a third party having the legal right to disclose such know-how; or (iv) is required by order of a court of competent jurisdiction (by subpoena or similar process) to be disclosed by Ademco (provided that in such case Ademco shall promptly inform Lifeline of such order, shall cooperate with Lifeline, at Lifeline's expense, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose such know-how to the extent necessary to comply with such court order).

      7. Right to Reject; Limited Warranty.

            (a) Ademco warrants to Lifeline that each Product shipped pursuant to this Agreement, when delivered to the common carrier at the FOB point, shall be free of defects in material and workmanship and shall conform to the Specifications applicable to it. Lifeline shall have the right to inspect the Products prior to acceptance thereof and shall reject and return any Products that are found by it not to comply with the foregoing warranty. Ademco shall bear the cost of such return. Such rejection and return shall be Lifeline's sole remedy with respect to Products so found not to comply with the foregoing warranty.

            (b) Ademco further warrants to Lifeline that during the period covered by Lifeline's warranty to its customer or to any end user with respect to each Product (but in no event more than 27 months following Ademco's shipment of such Product to Lifeline), such Product shall not suffer any component failure (other than any such failure related to lightning). In the event of a breach of the foregoing warranty, Lifeline shall promptly notify Ademco thereof and provide Ademco with a reasonable opportunity to elect to repair or rework such Product at Ademco's expense (in which event Lifeline will ship such Product to Ademco for repair or rework at Ademco's expense). In the event Ademco declines such opportunity, Lifeline may then elect to repair or rework such Product on its own premises or elsewhere, with the cost of related labor (at Lifeline's then current repair rates; but not to exceed $25.00 per unit), materials and any related shipping charges to be borne by Ademco. It is expressly understood and agreed that Ademco's warranty under this Section 7(b) shall not apply to any Product repaired or


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reworked by Lifeline, to the extent that a failure of such Product to comply with such warranty is caused by any such repair or rework. Lifeline may offset any amounts due to it by Ademco under this Section 7(b) against any amounts due by it to Ademco under this Agreement.

            (c) During the Term, Ademco agrees, if Lifeline requests from time to time, to perform repair or refurbishment of (i) Products shipped by Ademco pursuant to this Agreement to which Ademco's warranty under (a) or (b) above does not apply and (ii) Products manufactured by Lifeline which were not shipped by Ademco. The price for each such repair or refurbishment shall not exceed $25.00 plus related parts charges. All related inbound and outbound freight shall be the responsibility of Lifeline.

            (d) Ademco represents to Lifeline that all of Ademco's internal systems used in its business or operations, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems are Year 2000 Compliant and will not be adversely affected with respect to functionality, interoperability, performance or volume capacity by virtue of the arrival of the year 2000, except to the extent that Ademco's ability to perform its obligations under this Agreement would not be materially adversely affected. Ademco is not aware of any failure to be Year 2000 Compliant of any third-party system used in connection with the business or operations of Ademco, including without limitation any system belonging to any of Ademco's suppliers, service providers or customers, which would materially adversely affect Ademco's ability to perform its obligations under this Agreement. For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

                  (1) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

                  (2) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

                  (3) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date, in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by Ademco correctly exchange date data with or provide data to such system or item.

            (e) THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 7(a) AND (b) AND IN
SECTION 8(a) ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR

IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

      8. Quality Control/Testing/Record Keeping.

            (a) Ademco warrants to Lifeline that each Product shipped by it pursuant to this Agreement shall be of a quality at least equal to the quality of any comparable product currently sold by Lifeline. Lifeline shall have the right, at its own expense, upon reasonable advance notice to Ademco and with minimum disruption to Ademco's (or its suppliers') operations, to inspect the facilities, equipment and operations of Ademco (and its suppliers) related to Ademco's manufacture of Products for the purpose of determining whether Ademco is in compliance with the foregoing agreement.

            (b) Prior to shipment to Lifeline, each Product shall be tested by Ademco for conformity to the applicable Specifications, in accordance with the test plan set forth on Exhibit F hereto (which shall be amended as necessary in connection with the addition of Future Products). Ademco shall maintain the records of the results of such testing for seven (7) years after shipment, and shall provide Lifeline with copies of such records, at Lifeline's expense, upon Lifeline's request.

            (c) With respect to each Product shipped pursuant to this Agreement, Ademco shall maintain for seven (7) years after shipment written records of (i) any changes in the Specifications therefor approved by Lifeline, (ii) the component receipt history, (iii) the shipment history by product line and serial number, (iv) engineering change order implementation history and (v) any documentation relating to such Product reasonably required to demonstrate its quality and manufacturing practices. In addition, Ademco shall create and maintain formally-controlled documentation which would enable Lifeline or a third party to manufacture and test the Products in the event of the termination of this Agreement, in each case assuming possession of the requisite manufacturing skills and resources. Such formally-controlled documentation shall relate, among other things, to test fixturing, manufacturing and process-related fixturing, Product manufacturing processes and test procedures and strategies and shall include copies of all testing software. Ademco will provide a copy of the foregoing to Lifeline (i) upon Lifeline's request from time to time during the Term, at Lifeline's expense and (ii) upon Lifeline's request at the expiration of the Term, at Ademco's expense.

            (d) Notwithstanding the provisions of (b) and (c) above, at any time after the Term Ademco may destroy any or all the records required to be mentioned by it pursuant thereto if it gives Lifeline at least ninety (90) days advance written notice of its intention to do so and a reasonable opportunity to take possession of the records intended to be destroyed.

      9. Cooperation. Ademco shall cooperate with Lifeline in Lifeline's investigation of any issues that may arise related to Product quality and/or customer dissatisfaction with Products. Lifeline will bring each such issue to Ademco's attention upon becoming aware of it.

      10. Enhancements or Other Engineering Changes.

            (a) Lifeline may from time to time direct in writing that Ademco implement a specific enhancement or other engineering change related to a Product. Such an enhancement or other change may consist of, among other things, a substitution of a component or a revision to a printed circuit board layout, or a modification to tooling for injection-molded parts. Ademco may decline to make any such enhancement or other change if the Product as so enhanced or changed is one that Ademco could decline to add to Exhibit A (other than on the basis of the numerical limitation applicable to Future Products) if it were being proposed as a Future Product.

            (b) If the enhancement or other change results in an increase in manufacturing cost, Lifeline shall bear any incremental material and labor costs incurred by Ademco (as supported by evidence satisfactory to Lifeline in its reasonable judgment) in connection with the manufacturing of the revised Product as well as any resulting costs incurred by Ademco to modify fixtures and tooling. Ademco shall bear any other costs of implementation, including without limitation the costs of changes to Ademco's product documentation, process sheets and manufacturing engineering support documentation and the cost of changes to test processes, procedures or software. All such costs to be borne by Lifeline shall be reflected in an increase in the price of the affected Product which shall amortize such costs over the expected sales of such Product during a period agreed upon by the parties, not to exceed three years. In the event this Agreement terminates or a Product is discontinued before all such costs are fully amortized, Lifeline will be liable to Ademco for the remaining balance of
(i) all costs to be borne by Lifeline pursuant to this Section 10 which have not then been amortized, in the event of a termination of this Agreement, or (ii) in the event of the discontinuance of a Product, the costs to be borne by Lifeline pursuant to this Section 10 with respect to such Product which have not then been amortized.

            (c) Costs related to enhancements or other changes which would reduce the cost of manufacturing any Product are governed by Section 4(c) above.

            (d) Any enhancement or other change directed by Lifeline and not declined by Ademco pursuant to Section 10(a) shall be implemented by Ademco as soon thereafter as practicable or, if later, by a date specified by Lifeline in its direction. Upon receipt of any such direction not so declined, Ademco (i) shall provide Lifeline in writing with Ademco's estimate of any related costs to be borne by Lifeline and the amortization thereof and (ii) shall review Ademco's inventory of the affected Product and components therefor and advise Lifeline in writing of Ademco's estimate of the quantity of such inventory (other than any such inventory for which Ademco is at risk pursuant to Section 3(c)) that will be rendered excess or obsolete as a result of the directed enhancement or other change; and Lifeline may then withdraw its direction. If Lifeline does not withdraw its direction in writing within ten (10) days after its receipt of such advice, Ademco shall proceed with the implementation of the directed enhancement or other change and, upon the implementation of such enhancement or other change, the Specifications shall be deemed modified to reflect such enhancement or other change (and such enhancement or other change shall be treated as having been expressly agreed to in writing by Lifeline and Lifeline shall, subject to
Section 3(c) above, purchase from Ademco, at Ademco's cost, all then remaining inventory that has been rendered excess or obsolete as a result of such enhancement or other change).

      11. Legal and Regulatory Compliance.

            (a) Lifeline shall be responsible for determining the legal and regulatory requirements applicable to Products (including without limitation the requirements applicable to Products exported to countries outside the U.S.) and for keeping Ademco advised thereof in detail (including reasonably in advance of the effective time of any change therein), and for keeping the Specifications in compliance with such requirements (including without limitation assuring that the standard configurations for Products meet such requirements). Ademco shall not withhold or unreasonably delay its consent to any modification of the Specifications proposed by Lifeline that is necessary to keep the Specifications in compliance with such requirements. In the event any change in such requirements results, in effect, in the discontinuance of any Product or component therefor, Lifeline shall, subject to Section 3(c) above, purchase from Ademco, at Ademco's cost, all then remaining inventory of such Product or component.

            (b) Ademco shall submit on behalf of Lifeline applications for such regulatory approvals as are specified by Lifeline relating to the manufacture and marketing of the Products, including without limitation approvals required for electrical safety; electromagnetic compatibility, network interconnection and medical safety; and shall maintain any such approvals that result. Such activities shall be at Ademco's expense, provided that (i) costs incurred by Ademco in connection with any regulatory approval (or application therefor) for an Initial Product of a kind which such Initial Product does not currently have or of a kind which such Initial Product currently has but in a country in which it does not currently have the same shall be reimbursed to Ademco by Lifeline upon Ademco's request and (ii) costs incurred by Ademco in connection with any Future Product shall (x) in the case of an approval obtained, be deemed to be a manufacturing cost which shall be included in the calculation of the price paid by Lifeline to Ademco for such Product, assuming that such costs are amortized over the expected sales of such Product during the period of the approval obtained, and (y) in each other case, be reimbursed to Ademco by Lifeline upon demand. In the event this Agreement terminates or a Future Product is discontinued before all costs to be amortized pursuant to (x) above are fully amortized, Lifeline will be liable to Ademco for the remaining balance of (i) all such costs which have not then been amortized, in the event of a termination of this Agreement, or (ii) in the event of discontinuance of a Future Product, such costs with respect to such Future Product which have not been amortized. All regulatory approvals obtained by Ademco pursuant to this Section shall be obtained in the name of Lifeline, and Ademco shall provide Lifeline with copies of all such approvals promptly upon Ademco's receipt thereof. Ademco shall maintain all technical files and adhere to all quality assurance practices and procedures required for the Products shipped by it to be covered by the applicable regulatory approvals obtained. In the event a Product fails to receive the necessary approval, Ademco shall promptly provide Lifeline with copies of any notices or other written information relating to such failure.

            (c) At Lifeline's request, Ademco shall, at its expense, perform such specific tests on Products as are identified to Ademco by Lifeline as necessary for their regulatory compliance and shall submit the results of such tests to such regulatory bodies as are identified by Lifeline for such purpose.

      12. Indemnification.

            (a) Lifeline shall indemnify, defend and hold harmless Ademco, Pittway and their affiliates, and the respective successors, assigns, directors, officers, agents, representatives and employees of each of them, with respect to all claims (including without limitation claims for personal injury, wrongful death or damage to property), liabilities, damages, losses and expenses, including without limitation costs of investigation and reasonable attorneys' fees (collectively, "Losses"), arising out of or in connection with the Products or the sale, installation or use thereof or the monitoring (or failure of monitoring) thereof; provided that Lifeline's obligation under this Section shall not limit Ademco's indemnity obligation under paragraph (c) below and Lifeline's obligation under this Section shall not include claims for which Ademco is obligated to indemnify Lifeline or any other person pursuant to paragraph (c) below. The Losses for which Lifeline is responsible under this Section shall include, without limitation, Losses attributable to any Product manufactured or shipped pursuant to this Agreement (or to the manufacture, labeling or packaging thereof) infringing, or being alleged to infringe, any patent, trademark, trade dress or other intellectual property of any third party, other than an infringement or alleged infringement arising from the manufacturing process used by Ademco to manufacture the Products, and except to the extent such Losses arise from any breach by Ademco of its express warranties under this Agreement. Lifeline's indemnification obligation under this Section 12(a) shall be Ademco's sole remedy with respect to the matters covered thereby.

            (b) At Lifeline's insistence, Ademco has agreed that there will be omitted from the Products, and from the packaging and other materials accompanying the Products, language set forth on Exhibit G identifying Ademco/Pittway as the manufacturer thereof (to the extent permitted by law) and purporting to limit their liability to purchasers and end users of the Products to the warranty obligations set forth in Section 7(b). Lifeline shall indemnify, defend and hold harmless Ademco, Pittway and their affiliates, and the respective successors, assigns, directors, officers, agents representatives and employees of each of them, with respect to all Losses which they could have avoided had such language not been omitted.

            (c) Ademco shall indemnify, defend and hold harmless Lifeline and its affiliates, and the respective successors, assigns, directors, officers, agents, representatives and employees of each of them, with respect to all Losses arising out of or in connection with (i) claims for personal injury, wrongful death or property damage caused by any failure of a product shipped by Ademco pursuant to this Agreement to comply with Ademco's express warranties in this Agreement applicable to such Product (other than any such claims Ademco's liability for which could have been avoided had the language described in paragraph (b) above not been omitted), or (ii) intellectual property infringement claims by third parties arising (A) from the manufacturing process used by Ademco to manufacture the Products or (B) from the failure of the Product to comply with all express warranties of Ademco under this Agreement. Ademco's warranty obligations under Section 7(a) and (b) and 8(a) above, and its indemnification obligation under clause (i) of the preceding sentence, shall be Lifeline's sole remedy with respect to the matters covered thereby.

            (d) Except as provided in the last sentences of paragraphs (a) and
(c) above, nothing in this Section 12 shall limit either party's remedies against the other party.

            (e) The indemnified party (be it Ademco or any of the other parties named under paragraphs 12(a) and (b) above or Lifeline or any of the other parties named under paragraph 12(c) above) hereby agrees that: (i) the indemnifying party shall have sole control and authority with respect to the defense or settlement of any claim for which the indemnifying party is responsible; and (ii) the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's sole cost and expense, in the defense of any such claim. Any settlement of any such claim that imposes any liability or limitation on the indemnified party shall not be entered into without the prior written consent of the indemnified party. In the event that a claim is based partially on an indemnified claim and partially on an unindemnified claim, or is based partially on a claim indemnified by Lifeline pursuant hereto and partially on a claim indemnified by Ademco pursuant hereto, any Losses incurred in connection with such claims shall be apportioned between the parties in accordance with the degree of cause attributable to each party.

            (f) At all times during the Term and the three (3) years after the Term, Lifeline and Ademco shall each maintain liability and other insurance coverage with respect to the Products and the monitoring thereof (in the case of Lifeline), and the Products and the manufacturing thereof (in the case of Ademco), in amounts set forth on Exhibit H hereto and with carriers reasonably satisfactory to the other party. The policies evidencing such insurance shall name Ademco, Pittway and their affiliates (in the case of policies to be obtained by Lifeline) and Lifeline and its affiliates (in the case of policies to be obtained by Ademco) as additional insureds as their interests may appear and shall provide that such policies may not be modified or canceled prior to scheduled expiration without 30 days' prior notice to the other party. Each party shall provide the other party with copies of all such policies it obtains.

      13. Termination.

            (a) Either party may terminate this Agreement by written notice to the other party if the other party breaches this Agreement in any material respect and does not correct such breach within sixty (60) days after receipt of written notice thereof from such party specifying such breach; provided, however, that Ademco shall not be liable for, and Lifeline shall have no right to terminate this Agreement for, a breach of this Agreement caused by the actions of a subcontractor or other vendor that Lifeline has directed Ademco to use to which Ademco objected in writing to Lifeline prior to Ademco's first utilization of such subcontractor or other vendor subsequent to such direction, if Ademco's objection was based on reasonable concerns about the quality or performance of such subcontractor or other vendor. In the event of such a breach, Ademco and Lifeline will promptly cooperate to address the problems caused by such subcontractor or other vendor, including, at Lifeline's option, replacing such subcontractor or other vendor (subject to the provisions of Section 2(c)).

            (b) In the event Lifeline gives notice of termination pursuant to paragraph (a) above or pursuant to clause (ii) of Section 1, then notwithstanding the other provisions of this Agreement, Ademco shall have no obligation with respect to the development or manufacture of any Future Product not then being purchased from it by Lifeline.

            (c) Either party may terminate this Agreement immediately by written notice to the other party upon the happening of any of the following or any other comparable event: (1) insolvency of the other party; (2) filing of any petition by or against the other party under any bankruptcy, reorganization or receivership law which is not discharged within 60 days after the filing thereof; (3) execution of an assignment for the benefit of the other party's creditors; or (4) appointment of any trustee or receiver for the other party's business or assets or any substantial part thereof, unless such appointment is withdrawn or nullified within sixty (60) days of such event.

            (d) Neither party shall have any further liability or obligation to the other following the termination of this Agreement except as follows:

                  (1) The provisions of the last sentence of Section 4(b), the last two sentences of Section 5(c), Section 7, the first sentence of Section 8(a), the records retention and copy-providing provisions of Section 8, Sections 9 and 12, this Section 13, Section 14, Section 17(a) and any other provision which by its express terms is to survive such termination shall survive such termination.

                  (2) Each party shall remain liable for any liability or obligation (including any payment liability or obligation and any limitation on the use or disclosure of information or other items of a confidential nature) that has arisen or accrued prior to or upon such termination, including any such liability or obligation for any breach of this Agreement by such party.

            (e) Promptly following termination of this Agreement, Ademco shall return to Lifeline, or destroy or erase, all tangible or electronically recorded manifestations of any know-how provided to Ademco by Lifeline pursuant to this Agreement.

            (f) Promptly following termination of this Agreement, Lifeline shall purchase from Ademco all of Ademco's then inventory of (i) finished Products (at the then prevailing unit prices therefor) that are then in compliance with the Specifications and regulatory requirements therefor that were applicable to the Products at the time that they were manufactured or obtained by Ademco, and (ii) components for Products (at Ademco's cost therefor, on a FIFO basis), in each case other than, unless requested by Lifeline in writing, any such inventory for which Ademco is at risk pursuant to Section 3(c).

      14. Limitation of Liability. IN NO EVENT SHALL EITHER ADEMCO OR LIFELINE BE LIABLE TO THE OTHER UNDER OR ON ACCOUNT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION UNDER SECTION 12 HEREOF) FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT OR THE USE OR PERFORMANCE OF ANY PRODUCT, INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY.

      15. Independent Contractor. The parties agree that nothing contained in this Agreement shall create, or shall be deemed or construed to create, any partnership or joint venture between Ademco and Lifeline and that Ademco shall at all times during the Term be an independent contractor. Under no circumstances shall any employee of Ademco be, or be deemed or construed to be, an employee of Lifeline, and Ademco shall be responsible for the payment of local, state and federal payroll taxes and contributions for unemployment insurance, worker's compensation, pensions, social security and related protection with respect to all such employees. Neither Lifeline nor Ademco shall have the power or authority to act on behalf of or in the name of the other party or to bind the other party, either directly or indirectly, except for the purpose of pursuing regulatory approvals under
Section 11, in which case Ademco is authorized to act as Lifeline's agent subject to the terms and conditions of that Section.

      16. Mutual Representations. Each party represents and warrants to the other that it is free to enter into, and to fully perform, this Agreement and that no agreement or understanding between it and any other person, firm or corporation exists that would be breached by its execution, delivery or performance of this Agreement.

      17. Miscellaneous.

            (a) Audit Right. Each year, Lifeline shall have the right, at its own expense, and with minimum disruption to Ademco's operations, to audit Ademco's relevant books and records in order to verify Ademco's compliance with the cost-related provisions of this Agreement for the preceding year (or, at Lifeline's election, if compliance for the second preceding year has not been audited by Lifeline, then for the two (2) preceding years), provided that Lifeline exercises such right within six (6) months of the end of such year. Ademco shall promptly (i) pay to Lifeline any overcharge and (ii) in addition, reimburse Lifeline for any audit expenses incurred by Lifeline which shows that Ademco has overcharged Lifeline, up to the amount of the overcharge.

            (b) Force Majeure. Neither party shall be liable to the other (including without limitation pursuant to Section 3(d) hereof) for any failure to perform, or delay in performance, hereunder that results from force majeure (i.e., acts of god, acts of public enemy, acts of the governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, quotas, embargoes, subversive activities or sabotage, fires, floods, explosions, or other catastrophes, epidemics, quarantine restrictions, or any other cause beyond the control of the non-performing party; for purposes of which, strikes or other labor stoppages, slowdowns or disputes shall be deemed beyond the control of the non-performing party); provided, however, that Ademco shall be required to provide Lifeline with Products representing no less than Lifeline's pro rata share of Ademco's output from its manufacturing operations (including products for Ademco's own account) in the event of force majeure affecting its operations. Upon either party becoming aware that its obligation to perform will be, or will likely be, excused by force majeure, such party shall promptly notify the other party and provide an estimate of the duration of the effect thereof. In the event Ademco is the party affected by force majeure and the estimated duration of the effect thereof exceeds one month, Lifeline may terminate this Agreement immediately by written notice to Ademco. In the event Lifeline does not terminate this Agreement but instead purchases Products from any other source as a result of such force majeure, Lifeline's receipts of a Product from such other source during such period shall be counted toward the minimum yearly number of units of such Product specified on Exhibit D for the year in which such period occurs. Nothing in this Agreement shall require Lifeline to utilize Ademco as its sole source of Products.

            (c) Assignment. Neither party hereto may assign or transfer this Agreement, in whole or in part, or any interest arising hereunder, without the prior written consent of the other party. A change in the ownership or control (whether by sale of stock, merger, recapitalization or otherwise) of a party or its direct or indirect parent corporation shall not be deemed an assignment or transfer for purposes of this Agreement.

            (d) Notices. All notices and communications required or permitted to be given under this Agreement shall be in writing and shall be personally delivered, sent by telecopy (with receipt confirmed), sent by Federal Express or other nationally recognized courier requiring signature on receipt, or sent by certified mail, postage prepaid and return receipt requested, to the parties at the following addresses (or, in the case of either party, at such other address as such party may specify by notice to the other):

            For Ademco:       Alarm Device Manufacturing Company
                              165 Eileen Way
                              Syosset, NY 11791
                              Telephone: (516) 921-6704
                              Telecopy: (516) 364-5344
                              Attn: Executive Vice President

            For Lifeline:     Lifeline Systems, Inc.
                              111 Lawrence Street
                              Framingham, MA 01702-8156
                              Telephone: (508) 988-1000
                              Telecopy: (508) 988-1386
                              Attn: Chief Financial Officer

Any such notice or communication shall be deemed delivered when actually received by the party to whom such notice or communication is given.

            (e) Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the sole and exclusive agreement for the purchase of Products by Lifeline from Ademco on or after the date hereof, notwithstanding any term or condition that may have been or may hereafter be contained in any proposal, schedule, order, acknowledgment, confirmation, invoice or other document delivered by either party prior hereto or hereafter in connection herewith, unless such term or condition is hereafter expressly agreed to by the other party in a writing which expressly states that such writing constitutes an amendment to this Agreement. Failure by either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right to require full performance at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision, nor constitute a waiver of the provision itself.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis the substantive law of some other jurisdiction would ordinarily apply.

            (g) Headings/No Strict Construction. Section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this Agreement.

            (h) Attorneys' Fees and Costs. If any legal or other proceedings arise between the parties relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection therewith.

            (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together will constitute one and the same instrument.

            (j) Mediation. In the event of any dispute hereunder, if the parties have not resolved such dispute within thirty days either of the parties shall have the right to submit the matter under dispute to mediation before a mediator appointed by the presiding officer of the New York office of the American Arbitration Association. If either party exercises such right, the mediator shall be directed to establish an aggressive mediation schedule, and during the period of 60 days from the submission of such disputed matter to such mediation
(i) no litigation may be brought or proceed with respect to such matter and (ii) no party that is or may be entitled to suspend the performance of its obligations under this Agreement on account of such disputed matter, if any, shall suspend such performance on account of such disputed matter. It is expressly understood and agreed, however, that nothing in this Section 17(j) shall preclude or delay either party's right to enforce any limitation on the other party's use or disclosure of information or other items of a confidential nature or to terminate this Agreement in accordance with its terms.

            IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.


                              ALARM DEVICE MANUFACTURING COMPANY, a Division of Pittway Corporation


                              By: /s/ Martin P. Higgins
                                 ----------------------------------
                              Name: Martin P. Higgins
                                   --------------------------------
                              Title: Executive Vice President
                                    -------------------------------


                              LIFELINE SYSTEMS, INC.


                              By: /s/ Richard M. Reich
                                 ----------------------------------
                              Name: Richard M. Reich
                                   --------------------------------
                              Title: Vice President and Chief
                                    -------------------------------
                              Information Officer
                              -------------------